Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES PROPOSED PRIVATE OFFERING OF SENIOR SECURED NOTES

TORONTO, September 15, 2015 – SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY) announced today that its subsidiary, SunOpta Foods Inc. (“SunOpta Foods”), intends, subject to market and other conditions, to offer approximately $330 million in aggregate principal amount of senior secured second lien notes due 2022 (the “Notes”) in a private offering.

SunOpta Foods intends to use the net proceeds of the Notes offering, together with the proceeds from the offering of common shares announced today by SunOpta, borrowings under its existing credit facilities and cash on hand, to pay the purchase price for the previously announced acquisition of Sunrise Holdings (Delaware), Inc. (“Sunrise”) and to pay related fees and expenses.

Subject to market conditions, SunOpta Foods expects to launch the offering of the Notes following the pricing of the offering of common shares announced today by SunOpta. The closing of the Notes offering is anticipated to occur contemporaneously with the closing of the acquisition of Sunrise, which is currently expected to occur during the Fall of 2015.

The Notes will be guaranteed by SunOpta and each of SunOpta’s wholly-owned U.S. and Canadian subsidiaries (other than SunOpta Foods) that is a borrower or a guarantor under SunOpta Foods’ North American credit facilities. The Notes and the guarantees will be secured on a second lien basis by certain assets of SunOpta, SunOpta Foods and the guarantors.

The Notes and the related note guarantees have not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States to, or for the benefit of, U.S. persons except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will also be offered for sale in Canada on a private placement basis.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About SunOpta

SunOpta Inc. is a global company focused on organic, non-GMO and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta’s organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure. SunOpta also holds an approximate 66% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of industrial minerals and silica-free abrasives. Opta Minerals is a non-core holding.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, the anticipated closing date of the acquisition of Sunrise (the “Transaction”) and the anticipated sources and amounts of debt and equity financing to satisfy the purchase price for the Transaction. Terms and phrases such as “will”, “look forward”, “expects”, “believes”, “intends” and other similar terms and phrases are intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances. The Company makes no representation that reasonable business people in possession of the same information would reach the same conclusions. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties include, but are not limited to: risks associated with acquisitions generally such as potential volatility in the capital markets and impact on the ability to complete the proposed debt and equity financings necessary to satisfy the purchase price; conditions in the securities market that are less favorable than expected; and changes in the level of capital investment, as well as other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.

Public Relations

Rob Litt, Director Global Communications

Tel: 952-893-7863

Rob.litt@sunopta.com